Exhibit 4.1

EXECUTION VERSION

SECOND AMENDMENT

TO

RIGHTS AGREEMENT

THIS SECOND AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”), dated as of December 5, 2021, to the Rights Agreement, dated as of March 15, 2019 (the “Rights Agreement”), as amended on March 13 2020, by and between GCP Applied Technologies Inc., a Delaware corporation (the “Company”), and Equiniti Trust Company, as rights agent (the “Rights Agent”), shall be effective immediately prior to the Company’s entry into that certain Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”) to be entered into by and among the Company, Cyclades Parent, Inc., a Delaware corporation, Cylades Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent, and, solely for purposes of Section 8.13 of the Merger Agreement, Compagnie de Saint-Gobain S.A., a société anonyme organized under the laws of France; provided, however, if (i) the Merger Agreement is not executed as of even date herewith, or (ii) the Merger Agreement is validly terminated in accordance with the terms thereof prior to the Effective Time (as defined therein), then this Amendment shall terminate, upon either such occurrence, and shall be of no further force and effect. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings given them in the Rights Agreement.

WHEREAS, the Company and the Rights Agent have executed and entered into the Rights Agreement;

WHEREAS, Section 27 of the Rights Agreement provides, among other things, that the Company may, and the Rights Agent shall, if directed by the Company, from time to time supplement or amend the Agreement without the approval of any holders of Rights Certificates to make any provisions with respect to the Rights which the Company may deem necessary or desirable (provided, among other things, that, from and after such time as any Person becomes an Acquiring Person, certain conditions must be met);

WHEREAS, to the knowledge of the Company, no Person has become an Acquiring Person;

WHEREAS, in connection with the execution of the Merger Agreement and in accordance with the terms of the Merger Agreement, the Board of Directors of the Company deems it is advisable and in the best interests of the Company and its stockholders to amend the Rights Agreement as set forth herein;

WHEREAS, the Company has provided an Officer’s Certificate in compliance with the terms of Section 27 of the Rights Agreement; and

WHEREAS, pursuant to and in accordance with the Rights Agreement, the Company desires to amend the Rights Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, and intending to be legally bound, there parties hereto amend the Rights Agreement is hereby amended as follows:

1.	Amendments.

1.1. Section 1(a) of the Rights Agreement is hereby amended by adding the following sentences to the end of such Section 1(a):

Notwithstanding anything in this Agreement to the contrary, none of Guarantor, Parent, Merger Sub or any of their respective Affiliates or Associates (collectively, the “Parent Group”) shall be deemed to be an Acquiring Person, either individually or collectively, by virtue of or as a result of (i) the approval, adoption, execution, delivery and, if applicable, any amendment, of the Merger Agreement or the Voting Agreements, (ii) the acquisition or the right to acquire beneficial ownership of the Common Shares as a result of the execution and entry of the Merger Agreement by the parties thereto, (iii) the execution and entry of the Voting Agreements by the respective parties thereto, (iv) the exercise by Parent of its rights under the Merger Agreement and the Voting Agreements, or (v) the public announcement and consummation of the Merger or any of the other transactions contemplated by the Merger Agreement or the Voting Agreements (the “Permitted Events”).

1.2. Section 1(d) of the Rights Agreement is hereby amended by inserting the following sentence at the end of such Section 1(d):

Notwithstanding anything in this Section 1(d) or this Agreement to the contrary, the Parent Group, either individually or together, shall not be, and shall not be deemed to be, a ‘Beneficial Owner’ of, or to ‘Beneficially Own,’ any securities solely by virtue of, or as a result of, any Permitted Event.

1.3. Section 1 shall be amended by adding the following new paragraph (dd) at the end thereof:

(dd) The following additional terms shall have the meanings indicated:

(i) “Guarantor” shall mean Compagnie de Saint-Gobain S.A., a société anonyme organized under the laws of France.

(ii) “Parent” shall mean Cyclades Parent, Inc., a Delaware corporation.

(iii) “Voting Agreement” has the meaning ascribed to such term in the Merger Agreement.

(iv) “Effective Time” has the meaning ascribed to such term in the Merger Agreement.

(v) “Merger” shall mean the merger of Merger Sub with and into the Company pursuant to and in accordance with the terms of the Merger Agreement.

(vi) “Merger Agreement” shall mean that certain Agreement and Plan of Merger to be entered into on the date hereof by and among the Company, Parent and Merger Sub, as amended from time to time in accordance with the terms thereof.

(vii) “Merger Sub” shall mean Cylades Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent.

1.4. Section 7(a) shall be amended and restated in its entirety as follows:

(a) The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein), in whole or in part, at any time after the Distribution Date, upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof properly completed and duly executed, to the Rights Agent at the principal office of the Rights Agent, together with payment of the Purchase Price for each one one-hundredth of a Preferred Share as to which the Rights are exercised, at or prior to the earliest of (i) the Close of Business on March 14, 2023 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), (iii) the time at which such Rights are exchanged as provided in Section 24 hereof, (iv) the time at which the Rights expire in connection with the consummation of a Qualifying Offer as provided in Section 23(d) hereof or (v) the time immediately prior to the Effective Time (but subject to the occurrence of the Effective Time) (such earliest date, the “Expiration Date”). From such time as the Rights are no longer exercisable hereunder, none of the parties to this Agreement shall have any further duties, obligations or liabilities hereunder except as expressly stated herein.

1.5. The following is added as a new Section 36 of the Rights Agreement:

Section 36. Termination Upon Expiration Date. Notwithstanding anything to the contrary in this Agreement, upon the Expiration Date and without any further action by the Rights Agent, the Company, Guarantor, Parent, Merger Sub or any current or former holder of Rights, (i) this Agreement, the Rights, and any right to exercise the Rights provided for hereunder shall terminate and be void and of no further force or effect, and (ii) the Rights outstanding immediately prior to the Expiration Date shall expire in their entirety and the holders of such Rights shall not be entitled to any benefits, payments, rights or other interests under this Agreement, including, without limitation, the right to purchase or otherwise acquire Preferred Shares or any other securities of the Company. The Company will notify in writing the Rights Agent of the occurrence of the Effective Time. The Rights Agent will not be deemed to have knowledge of the Effective Time unless and until it has received such written notice.

1.6. The following is added as a new Section 37 of the Rights Agreement:

Section 37. Exception for Merger Agreement. Notwithstanding anything to the contrary in this Agreement, none of the execution, delivery or performance of the Merger Agreement or the Voting Agreements, or the public announcement or the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement or the Voting Agreements, shall result in a Shares Acquisition Date or Distribution Date or in any way permit any Rights to be exercised pursuant to Section 7, Section 11(a)(ii) or Section 13, or otherwise for consideration or exchanged pursuant to Section 24. Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedy or claim under this Agreement in connection with the execution, delivery or performance of the Merger Agreement or the Voting Agreements, or the Merger or any of the other transactions contemplated by the Merger Agreement or the Voting Agreements.

2. Effect of Amendment. In accordance with the resolutions adopted by the Board, the amendments to the Rights Agreement set forth above are effective as of immediately prior to the execution and delivery of the Merger Agreement by the parties thereto. Except as expressly amended hereby, the Rights Agreement shall remain in full force and effect in accordance with its terms. Each reference in the Rights Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Rights Agreement, and each reference in any other document to “the Rights Agreement,” “thereunder,” “thereof” or words of like import referring to the Rights Agreement, shall mean and be a reference to the Rights Agreement as amended, changed or modified by this Amendment.

3. Benefits of Amendment. Nothing in this Amendment shall be construed to give to any Person or corporation other than the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares) any legal or equitable right, remedy or claim under this Amendment; but this Amendment shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares).

4. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated. The parties hereto further agree to replace such invalid, void or unenforceable provision of this Amendment with a valid, legal and enforceable provision that carries out the parties’ intentions to the greatest lawful extent under this Amendment.

5. Governing Law. This Amendment shall be deemed to be a contract made under the internal laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

6. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

7. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to the Rights Agreement to be duly executed, as of the day and year first above written.

GCP APPLIED TECHNOLOGIES INC.

By:	/s/ Michael W. Valente
Name:	Michael W. Valente
Title:	Vice President, General Counsel and Secretary

[Signature Page to Second Amendment to Rights Plan]

EQUINITI TRUST COMPANY, as Rights Agent

By:	/s/ Martin J. Knapp
Name: Martin J. Knapp
Title: SVP, Relationship Director

[Signature Page to Second Amendment to Rights Plan]